Exhibit 10.1

SECOND AMENDMENT AGREEMENT

SECOND AMENDMENT AGREEMENT (this “Amendment”), dated as of September 12, 2016 and effective as of the Amendment Effective Date, by and among Crystal Rock Holdings, Inc., formerly known as Vermont Pure Holdings, Ltd. (“Holdings”), Crystal Rock LLC (“Crystal Rock”, and together with Holdings, collectively, the “Borrowers”), Bank of America, N.A. (“Bank of America”) and the other lending institutions party to the Credit Agreement (as defined below) as lenders (together with Bank of America, collectively, the “Lenders”), and Bank of America, as administrative agent (the “Administrative Agent”) for itself and the other Lenders with respect to that certain Second Amended and Restated Credit Agreement dated as of May 20, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H:

WHEREAS, the parties hereto have agreed to amend the Credit Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
§1. Definitions.  Capitalized terms that are used herein and are not defined herein  have the meanings given to such terms in the Credit Agreement (after giving effect to the amendments thereof set forth herein).
§2. Representations and Warranties; Acknowledgment.  To induce Bank of America to consent to this Amendment and instruct the Administrative Agent to enter into this Amendment, each of the Borrower s hereby represents and warrants to Bank of America and the Administrative Agent that:
(a) Each of the Borrowers has adequate power to execute and deliver this Amendment and each other document to which it is a party in connection herewith and to perform its obligations hereunder or thereunder.  This Amendment and each other document executed in connection herewith have been duly executed and delivered by each of the Borrowers and do not contravene any law, rule or regulation applicable to any Borrower or any of the terms of any other indenture, agreement or undertaking to which any Borrower is a party.  The obligations contained in this Amendment and each other document executed in connection herewith to which any of the Borrowers is a party, taken together with the Obligations under the Loan Documents, constitute the legal, valid and binding obligations enforceable against each such Borrower in accordance with their respective terms.
(b) All of the representations and warranties made by the Borrowers in the Loan Documents are true and correct on the date hereof as if made on and as of the date hereof and are so repeated herein as if expressly set forth herein, except to the extent that any such representations and warranties expressly relate by their terms to a specific prior date.
(c) No Default or Event of Default under and as defined in any of the Loan Documents has occurred and is continuing as of the date hereof.

§3. Amendments to the Credit Agreement.
(a) The definition of “Seller Subordinated Debt Cash Interest Payment Conditions” appearing in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.
(b) The definitions of “Applicable Margin”, “Change of Control”, “Consolidated”, “Consolidated Operating Cash Flow” ,“Consolidated Total Debt Service”, “ERISA Event”, “Federal Funds Rate”, and “Perfection Certificates” appearing in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Total Leverage Ratio, as determined for the Reference Period of Holdings and its Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.
Level	Total Leverage Ratio	Base Rate Loans	Revolving Credit LIBOR Rate Loans	Letter of Credit Fees	Term Loan LIBOR Rate Loan
I	Less than 2.00:1.00	0.00%	1.25%	1.25%	1.50%
II	Greater than or equal to 2.00:1.00 but less than 2.50:1.00	0.25%	1.75%	1.75%	2.00%
III	Greater than or equal to 2.50:1.00 but less than 3.25:1.00	0.75%	2.25%	2.25%	2.50%
IV	Greater than or equal to 3.25:1.00	1.25%	2.75%	2.75%	3.00%
Notwithstanding the foregoing, (a) the determination of the Applicable Margin for any period shall be subject to the provisions of §6.3.2, (b) for the Loans outstanding and the Letter of Credit Fees payable during the period commencing on the Second Amendment Effective Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending October 31, 2016, the Applicable Margin shall be the Applicable Margin set forth in Level III above, and (c) if the Borrowers fail to deliver any Compliance Certificate pursuant to §9.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.
Change of Control.  An event or series of events by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25%) or more of Capital Stock of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
Consolidated or consolidated.  When used with reference to financial statements or financial statement items of Holdings and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
Consolidated Operating Cash Flow.  For any period, an amount equal to (a) Consolidated EBITDA of Holdings and its Subsidiaries for such period (excluding the Consolidated EBITDA of any Subsidiary (or with respect to an asset acquisition, the acquired assets) for the period prior to the acquisition of such Subsidiary (or assets) by Holdings or any of its Subsidiaries), less (b) the sum of (i) cash payments for all income taxes paid during such period, plus (ii) the aggregate amount of Distributions made by Holdings during such period.
Consolidated Total Debt Service.  With respect to Holdings and its Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense of Holdings and its Subsidiaries for such period plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness that become due and payable during such period pursuant to any agreement or instrument to which Holdings or any of its Subsidiaries is a party provided, however, that for the Reference Periods ending on October 31, 2016, January 31, 2017, April 30, 2017 and July 31, 2017, Consolidated Total Interest Expense of Holdings and its Subsidiaries shall be determined on a pro forma basis equal to the sum of (i) Consolidated Senior Interest Expense for such period plus (ii) $1,080,000. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

ERISA Event. (a) A Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (i) a failure by any Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
Federal Funds Rate.  For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
Perfection Certificates.  The Perfection Certificates, as defined in the Security Agreement or other Security Documents, as amended, restated and updated as of the Second Amendment Effective Date.
(c) The following new definitions are added in alphabetical order to Section 1.1 of the Credit Agreement to read as follows:
EEA Financial Institution.  (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country.  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority.  Any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Second Amendment Agreement.  The Second Amendment Agreement, dated as of September 12, 2016 and effective as of the Second Amendment Effective Date, among the Borrowers, the Lenders and the Administrative Agent with respect to this Credit Agreement.
Second Amendment Effective Date.  The “Amendment Effective Date” as defined in the Second Amendment Agreement.
(d) Section 8 of the Credit Agreement is hereby amended by adding the following as new Section 8.24:
8.24 EEA Financial Institution. No Loan Party nor any of its Subsidiaries is an EEA Financial Institution.
(e) Section 9.4(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officers that are Responsible Officers of the Borrowers in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 and the computation of the Total Leverage Ratio and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;
(f) Section 10.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
10.8 Subordinated Debt.  No Loan Party will, nor will it permit any of its Subsidiaries to (a) amend, supplement or otherwise modify the terms of any of the Subordinated Debt, or (b) pay or prepay any principal and/or interest on or otherwise redeem or repurchase any Subordinated Debt, except that the Borrowers may pay cash interest (including accrued and unpaid cash interest but no payments of principal) in lieu of payments in kind on the Seller Subordinated Debt at a rate per annum not to exceed 12% so long as at the time of any such payment and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, whether or not the Administrative Agent or any Lender has provided any Loan Party with written notice thereof.
(g) Sections 11.1, 11.2, 11.3, 11.4 and 11.5 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:
11.1 Capital Expenditures.  The Loan Parties will not make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding $4,000,000, in the aggregate for the Borrowers and their Subsidiaries during each fiscal year.

11.2 Consolidated Adjusted Operating Cash Flow to Consolidated Total Debt Service.  The Loan Parties will not permit the ratio of Consolidated Adjusted Operating Cash Flow (determined on a Pro Forma Basis, if applicable) for any Reference Period of the Borrowers ending on or after October 31, 2016, to Consolidated Total Debt Service for such Reference Period, to be less than 1.50 to 1.00.
11.3 Senior Funded Debt to Consolidated Adjusted EBITDA.  The Loan Parties will not permit as of the end of any fiscal quarter ending on or after October 31, 2016 the ratio of Senior Funded Debt outstanding as of such date to Consolidated Adjusted EBITDA for the most recently ended Reference Period as of such date to exceed 2.50 to 1.00.
11.4 Minimum Historical Consolidated EBITDA.  The Loan Parties will not permit Historical Consolidated EBITDA to be less than $4,150,000 for the Reference Period ending July 31, 2016.
11.5 Minimum Liquidity.  The Loan Parties will not permit Liquidity at any time during the period commencing on July 31, 2015 and continuing through and including July 31, 2016 to be less than $1,000,000.
(h) The Credit Agreement is hereby further amended by (i) deleting Exhibit D thereto in its entirety and substituting therefor the exhibit attached hereto as Exhibit D, and (ii) deleting each of Schedule 8.7, Schedule 8.15 and Schedule 8.20 in their entirety and substituting therefor the schedules attached hereto as Schedule 8.7, Schedule 8.15 and Schedule 8.20.
§4. Ratification, etc.  Except as expressly amended hereby, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed in all respects and shall continue in full force and effect.  This Amendment and the Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended by this Amendment.  For the avoidance of doubt, unless specifically modified and amended in this Amendment, the Loan Parties shall comply with all other covenants, including all affirmative, negative and financial covenants, all representations and warranties, and all other provisions of the Credit Agreement, as amended.
§5. Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the prior satisfaction of each of the following conditions precedent:
(a) Representations and Warranties.  All of the representations and warranties made by the Borrowers herein, whether directly or incorporated by reference, shall be true and correct on the date hereof except to the extent that such representations and warranties relate expressly to an earlier date.
(b) Execution and Delivery of this Amendment.  The Borrowers, the Administrative Agent and Bank of America, as the sole Lender, shall have executed and delivered this Amendment.
(c) Execution and Delivery of Confirmation Amendment. The Administrative Agent the Seller Subordinated Debt Holders and Ross S. Rapaport, not individually, but as Trustee of the Peter Baker Life Insurance Trust u/t/a dated July 7, 1992, the John Baker Insurance Trust u/t/a dated July 7, 1992 and the Joan Baker and Henry Baker Irrevocable Trust u/t/a dated December 16, 1991, shall have executed and delivered a confirmation agreement relating to Seller Subordinated Debt in form and substance satisfactory to the Administrative Agent and Bank of America.

(d) Payment of Expenses.  The Borrowers shall have paid to the Administrative Agent and its counsel all amounts payable under §6 hereof.
§6. Expenses, Etc.  Without limitation of the amounts payable by the Loan Parties under the Credit Agreement and other Loan Documents, the Borrowers agree to pay to the Administrative Agent upon demand an amount equal to any and all out-of-pocket costs or expenses (including reasonable legal fees and disbursements) incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment and related matters.
§7. Release.  To induce the Administrative Agent and Bank of America to enter into this Amendment, each of the Borrowers, on behalf of itself and its agents, attorneys, representatives, officers, directors, employees, shareholders, subsidiaries, affiliates, successors and assigns (collectively with each Borrower, “Releasors” and individually a “Releasor”) hereby releases, acquits and forever discharges each Releasee (as hereinafter defined) from any and all liabilities, claims, demands, actions or causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown (collectively, “Claims”) that any Releasor now has, ever had or hereafter may have against the Administrative Agent or any Lender in any capacity, or any officer, director, employee, agent, attorney, representative, subsidiary, affiliate and shareholder of the Administrative Agent or any Lender (collectively with the Administrative Agent and the Lenders, the “Releasees”) based on acts (other than acts of willful misconduct or gross negligence by any Releasee), transactions, or circumstances occurring on or before the date of this Amendment that relate to: (i) any Loan Documents; (ii) any transaction, action or omission contemplated thereby or concluded thereunder; or (iii) any aspect of the dealings or relationships between or among any of the Borrowers, on the one hand, and the Administrative Agent  and/or any Lender, on the other hand, relating to any Loan Document or any transaction, action or omission contemplated thereby or concluded thereunder.   The provisions of this §7 shall be binding upon each of the Borrowers and shall inure to the benefit of the Releasees and each of their respective representatives, officers, directors, employees, agents, attorneys, shareholders, subsidiaries, affiliates, heirs, executors, administrators, successors and assigns.  Each of the Borrowers hereby covenants that it will not sue, sue further, or otherwise prosecute in any way any Claim, person, or entity released in this Amendment on account of or otherwise relating to any Claims released herein.
§8. Miscellaneous Provisions.
(a) Upon satisfaction of the conditions precedent set forth in §5, this Amendment shall become binding among the parties hereto as of the day and year set forth above (the “Amendment Effective Date”).  Until this Amendment becomes effective, the terms of the Credit Agreement prior to its amendment hereby shall remain in full force and effect.
(b) This Amendment is intended to take effect under, and shall be construed according to and governed by, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).
(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

(d) This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.
(e) This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  This Amendment sets forth the entire understanding and agreement of the parties with respect to the matters set forth herein, including the amendments set forth herein, and this Amendment supersedes any prior or contemporaneous understanding or agreement of the parties as to any such amendment or waiver of the provisions of the Credit Agreement or any Loan Document, except for any such agreement that has been set forth in writing and executed by the Loan Parties, the Administrative Agent and the Required Lenders.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.  A facsimile or other electronic transmission of an executed counterpart shall have the same effect as the original executed counterpart.
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IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the date first written above.

CRYSTAL ROCK HOLDINGS, INC.

By:	/s/ Peter K. Baker
Name:	Peter K. Baker
Title:	Chief Executive Officer

CRYSTAL ROCK LLC

By:	/s/ Peter K. Baker
Name:	Peter K. Baker
Title:	Manager and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By:	/s/ Donald K. Bates
Name:	Donald K. Bates
Title:	Senior Vice President